Exhibit 99.1

FOR IMMEDIATE RELEASE

March 8, 2016

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Kirstie Foster: 763-764-6364

GENERAL MILLS ELECTS MARIA HENRY TO ITS BOARD OF DIRECTORS

Board Also Declares 5 Percent Dividend Increase

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today elected Maria G. Henry to its board of directors effective June 1, 2016.

Ms. Henry currently serves as Senior Vice President and Chief Financial Officer for the Kimberly-Clark Corporation, a global consumer products company, which she joined in 2015. Prior to joining Kimberly-Clark, Ms. Henry was Executive Vice President and Chief Financial Officer of Hillshire Brands, formerly known as Sara Lee Corporation. Earlier in her career, Ms. Henry served in various senior leadership positions in Finance and Strategy at three portfolio companies of Clayton, Dubilier, and Rice, most recently as Executive Vice President and Chief Financial Officer for Culligan International.

“Maria brings an excellent track record of financial leadership and shareholder value creation to our board,” said Ken Powell, General Mills Chairman and CEO. “Her consumer packaged goods experience and her background in public and private companies will be assets as we continue to drive strong returns for General Mills shareholders.”

In other action at its regularly scheduled March meeting, the General Mills board declared a quarterly dividend of $0.46 per share, payable May 2, 2016, to shareholders of record April 11, 2016. This represents a 4.5 percent increase from the previous quarterly rate of $0.44 per share, and marks the seventh time General Mills has increased its quarterly dividend rate since 2010. Including the new May quarterly payment, General Mills dividends per share in fiscal 2016 will total $1.78, up 7 percent from the annual dividend of $1.67 paid the previous fiscal year.

About General Mills

General Mills is a leading global food company that serves the world by making food people love. Its brands include Cheerios, Annie’s, Yoplait, Nature Valley, Fiber One, Häagen-Dazs, Betty Crocker, Pillsbury, Old El Paso, Wanchai Ferry, Yoki and more.  Headquartered in Minneapolis, Minnesota, USA, General Mills had fiscal 2015 worldwide net sales of US $18.7 billion, including the company’s US $1.1 billion proportionate share of joint-venture net sales.